Exhibit 99.1

NEWS RELEASE

HECLA INCREASES SILVER-LINKED DIVIDEND

Silver-linked dividend increased 50% at $25 threshold

FOR IMMEDIATE RELEASE

May 6, 2021

COEUR D’ALENE, IDAHO -- Hecla Mining Company (“Hecla”)(NYSE:HL) is pleased to announce that its Board of Directors has increased the silver-linked dividend by $0.01 per year.

In September 2020, Hecla lowered the minimum threshold for payment of the silver-linked portion of its quarterly dividend where if Hecla’s average realized silver price for a quarter is $25 per ounce, the silver-linked quarterly dividend policy provided an annualized two cents per share. Today, Hecla is announcing that the Board is increasing the silver-linked dividend by $0.01 per share for each $5 increase in the quarterly average realized silver price per ounce above $25 per ounce.

“Our Board’s adoption of this increase reflects its confidence in Hecla’s cashflow performance and position as the United States’ largest silver producer,” said Hecla’s President and Chief Executive Officer, Phillips S. Baker, Jr. “We’ve enhanced our long-standing silver-linked portion of our dividend policy by increasing the payment by $0.01 per share. As prices rise, shareholders should get more of the Company’s cash flow which reflects continued strong operating and capital cost discipline.”

“Given Hecla’s realized quarterly silver price of $25.66 satisfied the Company’s dividend criteria, I’m pleased to announce the Board has approved payment of this quarter’s dividend at this increased rate.”

The table below provides an overview of the augmented silver-linked dividend policy and the increased minimum dividends.

Quarterly Average Realized Silver Price	Quarterly Silver-Linked Dividend	Annualized Silver-Linked Dividend	Annualized Minimum Dividends	Annualized Dividends: Silver-Linked & Minimum Dividends
$25	$.0075	$.03	$.015	$.045
$30	$.0125	$.05	$.015	$.065
$35	$.0225	$.09	$.015	$.105
$40	$.0325	$.13	$.015	$.145
$45	$.0425	$.17	$.015	$.185
$50	$.0525	$.21	$.015	$.225

Hecla Mining Company ● 1-800-432-5291● hmc-info@hecla-mining.com

DIVIDENDS

Common

The Board of Directors elected to declare a quarterly cash dividend of $0.01125 per share of common stock, consisting of $0.00375 per share for the minimum dividend component and $0.0075 per share for the silver-linked dividend component. The common dividend is payable on or about June 3, 2021, to stockholders of record on May 20, 2021. The realized quarterly silver price of $25.66 satisfied the Company's dividend policy criteria for the silver-linked dividend component.

Preferred

The Board of Directors elected to declare a quarterly cash dividend of $0.875 per share of preferred stock, payable on or about July 1, 2021, to stockholders of record on June 15, 2021.

The declaration and payment of dividends remains at the sole discretion of the Board of Directors and will depend on Hecla’s financial results, cash requirements (including for preferred dividends, operations, capital projects, exploration and development, litigation and settlements, acquisitions, and other items), future prospects and other factors deemed relevant by the Board. Investors are cautioned that this revised dividend policy is not a guarantee that a dividend will be declared or paid in any particular period in the future.

Visit Hecla’s website at www.hecla-mining.com which includes more in-depth information about the company, our people, our properties, interesting historical and silver facts, social responsibility initiatives and accomplishments, and a detailed investor section.

ABOUT HECLA

Founded in 1891, Hecla Mining Company (NYSE:HL) is the largest silver producer in the United States. In addition to operating mines in Alaska, Idaho and Quebec, Canada, the Company owns a number of exploration properties and pre-development projects in world-class silver and gold mining districts throughout North America.

Cautionary Statements

Statements made which are not historical facts, such as strategies, plans, anticipated payments, litigation outcome (including settlement negotiations), production, sales of assets, exploration results and plans, costs, and prices or sales performance are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may”, “will”, “should”, “expects”, “intends”, “projects”, “believes”, “estimates”, “targets”, “anticipates” and similar expressions are used to identify these forward-looking statements. Forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected, or implied. These risks and uncertainties include, but are not limited to, metals price volatility, volatility of metals production and costs, environmental and litigation risks, operating risks, project development risks, political risks, labor issues, ability to raise financing and exploration risks and results. Refer to the company's Form 10-K and 10-Q reports for a more detailed discussion of factors that may impact expected future results. The company undertakes no obligation and has no intention of updating forward-looking statements other than as may be required by law.

For further information, please contact:

Jeanne DuPont

Senior Communications Coordinator

800-HECLA91 (800-432-5291)

Email: hmc-info@hecla-mining.com

Website: www.hecla-mining.com

Hecla Mining Company ● 1-800-432-5291● hmc-info@hecla-mining.com

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